                                                                      EXHIBIT 12

                       PENNZOIL COMPANY AND SUBSIDIARIES

 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                              DIVIDENDS--PRO FORMA

                                                  FOR THE THREE FOR THE TWELVE
                                                  MONTHS ENDED   MONTHS ENDED
                                                    MARCH 31,    DECEMBER 31,
                                                      1998           1997
                                                  ------------- --------------
                                                  (DOLLAR AMOUNT EXPRESSED IN
                                                           THOUSANDS)
Income from continuing operations................    $ 9,658       $180,255
Income tax provision.............................      2,300        124,140
Interest charges.................................     48,346        187,271
                                                     -------       --------
Income before income tax provision and interest
 charges.........................................    $60,304       $491,666
                                                     =======       ========
Fixed charges....................................    $50,377       $200,356
                                                     =======       ========
DETAIL OF INTEREST AND FIXED CHARGES:
Interest charges per Consolidated Statement of
 Income which includes amortization of debt
 discount, expense and premium...................    $43,911       $176,891
Add: portion of rental expense representative of
 interest factor (1).............................      6,466         23,465
                                                     -------       --------
  Total fixed charges............................    $50,377       $200,356
Less interest capitalized per Consolidated
 Statement of Income.............................      2,031         13,085
                                                     -------       --------
  Total interest charges.........................    $48,346       $187,271
                                                     =======       ========
PRO FORMA ADJUSTMENTS--
PREFERRED STOCK--
  Preferred dividends............................    $ 3,931       $ 15,726
  Decrease in interest charges...................      2,205          8,820
REFINANCING OF EXCHANGEABLE DEBENTURES--
  Decrease in interest charges...................      3,341         13,145
DISCONTINUED OPERATIONS--
  Decrease in income from continuing operations..      5,848         22,756
  Decrease in income tax.........................      5,149         20,536
  Decrease in portion of rental expense represen-
   tative of interest factor (1).................      4,929         18,387
  Decrease in net interest charges per
   Consolidated Statement of Income which
   includes amortization of debt discount,
   expense and premium...........................      8,538         31,584
  Decrease in capitalized interest...............        255          7,441
RATIO OF EARNINGS TO FIXED CHARGES:
HISTORICAL--
  Ratio of earnings to fixed charges.............       1.20           2.45
                                                     =======       ========
PRO FORMA PREFERRED STOCK AND REFINANCING OF
 EXCHANGEABLE DEBENTURES--
  Ratio of earnings to fixed charges.............       1.24           2.53
                                                     =======       ========
PRO FORMA DISCONTINUED OPERATIONS--
  Ratio of earnings to fixed charges.............        --            2.70
                                                     =======       ========
  Amount by which fixed charges exceed earnings..    $   815            --
                                                     =======       ========
PRO FORMA PREFERRED STOCK, REFINANCING OF
 EXCHANGEABLE DEBENTURES AND DISCONTINUED
 OPERATIONS--
  Ratio of earnings to fixed charges.............       1.02           2.82
                                                     =======       ========

(1) Interest factor based on management's estimates and approximates one-third of rental expense.

                       PENNZOIL COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   HISTORICAL

                                        FOR THE TWELVE MONTHS ENDED DECEMBER
                                                         31,
                                        ---------------------------------------
                                          1996     1995       1994       1993
                                        -------- ---------  ---------  --------
Income (loss) from continuing
 operations............................ $133,898 $(305,142) $(283,739) $160,236
Income tax provision (benefit).........   35,228  (172,533)  (221,355)   59,205
Interest charges.......................  200,086   217,689    497,799   199,410
                                        -------- ---------  ---------  --------
Income (loss) before income tax
 provision (benefit) and interest
 charges............................... $369,212 $(259,986) $  (7,295) $418,851
                                        ======== =========  =========  ========
Fixed charges.......................... $210,821 $ 221,920  $ 506,826  $210,830
                                        ======== =========  =========  ========
DETAIL OF INTEREST AND FIXED CHARGES:
Interest charges per Consolidated
 Statement of Income which includes
 amortization of debt discount, expense
 and premium........................... $188,155 $ 198,579  $ 485,668  $190,968
Add: portion of rental expense
 representative of interest factor(1)..   22,666    23,341     21,158    19,862
                                        -------- ---------  ---------  --------
    Total fixed charges................ $210,821 $ 221,920  $ 506,826  $210,830
Less interest capitalized per
 Consolidated Statement of Income......   10,735     4,231      9,027    11,420
                                        -------- ---------  ---------  --------
    Total interest charges............. $200,086 $ 217,689  $ 497,799  $199,410
                                        ======== =========  =========  ========
RATIO OF EARNINGS TO FIXED CHARGES:
Ratio of earnings to fixed charges.....     1.75       --         --       1.99
                                        ======== =========  =========  ========
Amount by which fixed charges exceed
 earnings..............................      --  $ 481,906  $ 514,121       --
                                        ======== =========  =========  ========

(1) Interest factor based on management's estimates and approximates one-third of rental expense.